Exhibit 10.1

This Employment Agreement (the “Agreement”) is made on July 12, 2022 (the “Effective Date”) by and between JX Luxventure Limited, a corporation organized under the Republic of Marshall Island (“Company” or “Employer”) and Sun Lei, a citizen of People’s Republic of China (“Employee”), (each, a “Party” and collectively, the “Parties”). The Parties agree and covenant to be bound by the terms set forth in this Agreement as follows:

1.	Employment. On the Effective Date, the Company will employ Employee as the Chief Executive Officer. The Employee shall be responsible for all operations of the Company during the term of this employment.

2.	Term. The term of this Agreement is for one (1) year.

3.	Compensation.

Base Salary: US$1.00

Based upon the Company achieving certain financial results in 2022 as to be reported on the Company’s 2022 annual report, the Employee shall be entitled to receive the shares of the Company’s common stock as follows:

Revenue	Number of Shares
US$59,000,0000 - US$99,999,999	25,000
US$100,000,000 and above	50,000

Profit (Loss) Margin from Operation
5% - 9% improvement from 2021	50,000
10% - 19% improvement from 2021	75,000
20% and over improvement from 2021	100,000

Profit from Non-Menswear operation
Achieve profitability on an adjusted basis	50,000

The Employee will be entitled to a special bonus as determined by the Board of Directors of the Company from time to time.

4.	Signing Bonus

[Not Applicable]

5. Confidentiality.

A. Confidential and Proprietary Information. In the course of employment, Employee will be exposed to confidential and proprietary information of Employer. Confidential and proprietary information shall mean any data or information that is competitively sensitive material and not generally known to the public, including, but not limited to, information relating to development and plans, marketing strategies, finance, operations, systems, proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, data, databases, inventions, know-how, trade secrets, customer lists, customer relationships, customer profiles, supplier lists, supplier relationships, supplier profiles, pricing, sales estimates, business plans and internal performance results relating to the past, present or future business activities, technical information, design, process, procedure, formula, or improvement, which Employer considers confidential and proprietary. Employee acknowledges and agrees that the confidential and proprietary information is the valuable property of Employer, developed over a long period of time at substantial expense and that it is worthy of protection.

B. Confidentiality Obligations.  Except as otherwise expressly permitted in this Agreement, Employee shall not disclose or use in any manner, directly or indirectly, any confidential and proprietary information either during the term of this Agreement or at any time thereafter, except as required to perform their duties and responsibilities or with Employer’s prior written consent.

C. Rights in Confidential and Proprietary Information.  All ideas, concepts, work product, information, written material or other confidential and proprietary information disclosed to Employee by Employer (i) are and shall remain the sole and exclusive property of Employer, and (ii) are disclosed or permitted to be acquired by Employee solely in reliance on Employee’s agreement to maintain them in confidence and not to use or disclose them to any other person except in furtherance of Employer’s business. Except as expressly provided herein, this Agreement does not confer any right, license, ownership or other interest or title in, to or under the confidential and proprietary information to Employee.

D. Irreparable Harm.  Employee acknowledges that use or disclosure of any confidential and proprietary information in a manner inconsistent with this Agreement will give rise to irreparable injury for which damages would not be an adequate remedy. Accordingly, in addition to any other legal remedies which may be available at law or in equity, Employer shall be entitled to equitable or injunctive relief against the unauthorized use or disclosure of confidential and proprietary information. Employer shall be entitled to pursue any other legally permissible remedy available as a result of such breach, including but not limited to damages, both direct and consequential. In any action brought by Employer under this Section, Employer shall be entitled to recover its attorney’s fees and costs from Employee.

6. Ownership of Work Product.  The Parties agree that all work product, information or other materials created and developed by Employee in connection with the performance of duties and responsibilities under this Agreement and any resulting intellectual property rights are the sole and exclusive property of Employer.

7. Termination.

Each Party may terminate this Agreement at any time for any reason by giving 5 days’ notice in writing to the other Party. During the notice period, Employee and Employer agree to continue diligently fulfilling their duties and obligations in good faith with best efforts.

In addition, Employee may terminate this Agreement immediately in the event Employee violates any provision of this Agreement.

Upon termination of this Agreement and the employment with the Company, Employee agrees to return all Employer property, including but not limited to computers, cell phones, and any other electronic devices. Employee shall reimburse Employer for any Employer property lost or damaged in an amount equal to the market price of such property.

9. Miscellaneous.

A. Authority to Contract.  Employee acknowledges and agrees that Employee does not have authority to enter into any binding contracts or commitments for or on behalf of Employer without first obtaining the prior written consent of Employer.

B. Governing Law.  The terms of this Agreement shall be governed exclusively by the laws of the Republic of Marshall Island (not including its conflicts of law provisions). Any dispute arising from this Agreement shall be resolved through binding arbitration conducted in accordance with the rules of the American Arbitration Association.

C. Entire Agreement and Amendment. This Agreement constitutes the entire agreement between the Parties and supersedes all prior understandings of the Parties. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by both of the Parties.

D. Notices.  Any notice or other communication given or made to either Party under this Agreement shall be in writing and delivered by hand, sent by overnight courier service or sent by certified or registered mail, return receipt requested, to the address stated above or to another address as that Party may subsequently designate by notice and shall be deemed given on the date of delivery.

E. Waiver.  Neither Party shall be deemed to have waived any provision of this Agreement or the exercise of any rights held under this Agreement unless such waiver is made expressly and in writing. A waiver by either Party of a breach or violation of any provision of this Agreement shall not constitute a waiver of any subsequent or other breach or violation.

F. Further Assurances.  At the request of one Party, the other Party shall execute and deliver such other documents and take such other actions as may be reasonably necessary to give effect the terms of this Agreement.

G. Severability.  If any provision of this Agreement is found or declared to be invalid, illegal or unenforceable in whole or in part, the remaining provisions shall not be affected and shall continue to be valid, legal and enforceable as though the invalid, illegal or unenforceable parts had not been included in this Agreement.

H. No Assignment.  The Employee’s responsibilities to Employer are personal in nature and cannot be delegated.

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.

Employee:

/s/ Sun Lei
Sun Lei

Employer:

JX Luxventure Limited

By:	/s/ Keyan Yan

Keyan Yan
Chief Financial Officer